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Exhibit 21.1

NitroMed, Inc.
List of Subsidiaries of the Company
(As of November 8, 2004)

Name of Subsidiary	Jurisdiction of Incorporation
NitroMed Securities Corp.	Massachusetts

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  Exhibit 21.1